EXHIBIT 10.2

Loan Nos. [●]

THIRD MODIFICATION TO CREDIT AGREEMENT AND PARTIAL RELEASE

THIS THIRD MODIFICATION TO CREDIT AGREEMENT AND PARTIAL RELEASE (“Modification”) is made as of February 28, 2025, by and among ACCESS NEWSWIRE INC., a Delaware corporation (formerly known as Issuer Direct Corporation; hereinafter, the “Borrower”), DIRECT TRANSFER LLC, a Delaware limited liability company (“Direct Transfer”), PRECISIONIR INC., a North Carolina corporation (“PrecisionIR”), QX INTERACTIVE, LLC, a North Carolina limited liability company (“QX”), PRECISIONIR GROUP INC., a Delaware corporation (“PrecisionIR Group”), INTERWEST TRANSFER COMPANY, INC., a Utah corporation (“Interwest”), INEWSWIRE.COM LLC, a Delaware limited liability company (“iNews”), ACCESSWIRE CANADA LTD., an Alberta business corporation (“Accesswire” and, together with Direct Transfer, PrecisionIR, PrecisionIR Group, and iNews, collectively, the “Remaining Guarantors”; the Remaining Guarantors, QX, and Interwest are collectively, the “Original Guarantors”), and PINNACLE BANK (the “Lender”).

RECITALS:

A. The Borrower, the Original Guarantors and the Lender entered into that certain Credit Agreement dated as of March 20, 2023, as amended by that certain Modification to Credit Agreement dated as of May 24, 2023, as further amended by that certain Second Modification to Credit Agreement dated as of June 25, 2024 (together with all other extensions, renewals, replacements, restatements or modifications thereof being hereinafter, collectively, referred to as the “Credit Agreement”), pursuant to which the Lender agreed to extend credit to the Borrower, and the Borrower agreed to obtain credit from the Lender, on the terms and conditions set forth in the Credit Agreement.

B. The Borrower and Direct Transfer, as seller, and Equiniti Trust Company, LLC, a New York limited liability trust company (“Buyer”), as buyer, entered into that certain Asset Purchase Agreement dated as of February 28, 2025 (“Purchase Agreement”), pursuant to which Borrower and Direct Transfer have agreed to sell certain assets to Buyer (“Asset Sale”).

C. In connection the Asset Sale, Borrower has requested, and the Lender has agreed, among other things, to amend the Credit Agreement and release certain assets from the Liens created under the Loan Documents, subject to the terms and conditions hereinafter set forth.

D. The Borrower and the Remaining Guarantors desire to reaffirm all of their respective obligations, liabilities and indebtedness under the Loan Documents and the grant of security interests made therein or contemplated thereby.

E. The Borrower, the Original Guarantors and the Lender now desire to execute this Modification to set forth their agreements with respect to the above referenced matters.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms used in this Modification, will have the respective meanings assigned thereto in the Credit Agreement unless otherwise defined in this Modification.

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2. Modification to Credit Agreement. Subject to the prior satisfaction of the conditions set forth in Section 5 hereof, and in reliance on the representations and warranties set forth in Section 3 hereof, effective as of the date of this Modification unless otherwise indicated below, the Credit Agreement is hereby amended as follows:

(a) The following defined term is hereby deleted from Section 1.1 of the Credit Agreement and replaced with the following text:

“Commitment Termination Date” shall mean the earliest of (i) June 30, 2026, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 2.4 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

(b) The following defined terms are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Leverage Ratio Limit” shall be determined based upon Borrower’s Leverage Ratio, calculated in accordance with Section 6.2 hereof, and shall be equal to the following dollar amounts:

Borrower’s Leverage Ratio	Leverage Ratio Limit
If Borrower’s Leverage Ratio is less than or equal to 1.5 : 1.0	$1,500,000.00
If Borrower’s Leverage Ratio is greater than 1.5 : 1.0, but less than or equal to 1.75 : 1.0	$1,000,000.00
If Borrower’s Leverage Ratio is greater than 1.75 : 1.0	$500,000.00

(c) Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following text:

Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in the sum of the principal amount of Revolving Loans then outstanding plus the outstanding LC Exposure to exceed the least of: (i) the Borrowing Base; (ii) the Revolving Commitment; or (iii) the Leverage Ratio Limit. The Borrower shall not request any advance under the Revolving Commitment if, after giving effect to such advance, the outstanding balance under the Revolving Commitment would exceed the least of: (i) the Borrowing Base; (ii) the Revolving Commitment; or (iii) the Leverage Ratio Limit. If at any time the aggregate advances under the Revolving Commitment plus the outstanding LC Exposure exceeds the least of: (i) the Borrowing Base; (ii) the Revolving Commitment; or (iii) the Leverage Ratio Limit (each, an “Overadvance”), the Borrower shall repay or prepay the Overadvance within three (3) days after demand from the Lender. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Lender (absent any error in such Borrowing Base Certificate). The Leverage Ratio Limit shall be determined by reference to the most recent Compliance Certificate delivered to the Lender (absent any error in such Compliance Certificate). During the Availability Period, the Borrower shall be entitled to borrow, prepay and re-borrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or re-borrow should there exist a Default or Event of Default. Each Revolving Loan shall bear interest at the rate provided in Section 2.7.

(d) Section 2.5(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following text:

Commencing March 1, 2025 and each Payment Date thereafter, Borrower unconditionally promises to pay to the Lender monthly installments of principal of the Term Loan, in an amount equal to $72,463.77 (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement).

(e) Section 2.5 of the Credit Agreement is hereby modified by adding a new subsection (d) containing the following text:

Concurrently with the consummation of the Asset Sale, Borrower shall make a principal curtailment payment on the Term Loan in an amount equal to $12,000,000.00.

(f) Section 5.1(c) is deleted in its entirety and replaced with the following text:

concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Loan Parties have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Loan Parties’ last audited financial statements referred to in Section 5.1(a) and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(g) Section 5.1(d) is deleted in its entirety and replaced with the following text:

as soon as available and in any event within fifteen (15) days after the end of each fiscal quarter, commencing with fiscal quarter ending March 31, 2025, the Borrower shall deliver to the Lender a Borrowing Base Certificate in form and substance satisfactory to the Lender and certified by a Responsible Officer, containing the following: (i) a report of sales, collections, debit and credit adjustments, (ii) a detailed aged trial balance of all Accounts of the Borrower and its Subsidiaries existing as of the last day of such fiscal quarter or such other date reasonably required by the Lender, specifying the names, and face value for each Account Debtor obligated on an Account of such Person so listed and all other information necessary to calculate Eligible Accounts as of such last day of such fiscal quarter or such other date reasonably required by the Lender, and (iii) such other information in respect of Eligible Accounts as the Lender may reasonably request, all prepared in accordance with GAAP and in a form satisfactory to the Lender;

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(h) Section 5.1 of the Credit Agreement is amended by deleting subsection (i) in its entirety and replacing it with the following text “[reserved]”.

(i) Effective as of December 31, 2024, Section 6.1 of the Credit Agreement is deleted in its entirety and replaced with the following text:

Commencing with the fiscal quarter ending June 30, 2023, the Borrower will maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of no less than the ratio set forth below and calculated as of the last day of the specified fiscal quarter, measured on a trailing twelve-month basis:

Fiscal Quarter	Fixed Charge Coverage Ratio
Each fiscal quarter of Borrower ending on or after June 30, 2023 through June 30, 2024	1.2 : 1.0
Fiscal quarter of Borrower ending on September 30, 2024	1.15 : 1.0
Fiscal quarter of Borrower ending on December 31, 2024	1.05 : 1.0
Each fiscal quarter of Borrower ending on or after June 30, 2025	1.2 : 1.0

(j) The table set forth in Section 6.2 of the Credit Agreement is deleted in its entirety and replaced with the following text:

Fiscal Quarter	Leverage Ratio
Each fiscal quarter of Borrower ending on or after June 30, 2023 through September 30, 2023	2.75 : 1.0
Fiscal quarter of Borrower ending December 31, 2023	2.5 : 1.0
Fiscal quarter of Borrower ending March 31, 2024	2.75 : 1.0
Each fiscal quarter of Borrower ending on or after June 30, 2024 through September 30, 2024	3.5 : 1.0
Fiscal quarter of Borrower ending December 31, 2024	3.0 : 1.0
Each fiscal quarter of Borrower ending on or after June 30, 2025	2.25 : 1.0

(k) Section 6.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following text: “Reserved.”

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3. Representations and Warranties. The Borrower and the Original Guarantors each represent and warrant to the Lender that:

(a) It has the power and authority to enter into and to perform this Modification, to execute and deliver all documents relating to this Modification, and to incur the obligations provided for in this Modification, all of which have been duly authorized and approved in accordance with its corporate and organizational documents;

(b) This Modification, and each of the agreements, documents and instruments executed by it pursuant hereto, shall constitute when executed its valid and legally binding obligation, enforceable against it in accordance with the terms thereof;

(c) All representations and warranties made in the Credit Agreement are true and correct in all material respects as of the date hereof, with the same force and effect as if all representations and warranties were fully set forth herein; and

(d) No Default or Event of Default exists, either before or immediately after giving effect to this Modification.

4. Waiver of Claims. As a specific inducement to the Lender without which the parties hereto acknowledge the Lender would not enter into this Modification and the other documents executed in connection herewith, the Borrower and the Original Guarantors hereby waive any and all claims and defenses that such Person may have against the Lender, as of the date hereof, arising out of or relating to the Credit Agreement or any other Loan Document whether sounding in contract, tort or any other basis.

5. Conditions of Effectiveness. This Modification shall become effective upon satisfaction of the following conditions:

(a) The Lender shall have received this Modification duly executed by the Borrower and the Original Guarantors;

(b) The Lender shall have received such other documents and certificates as Lender may reasonably request from Borrower, the Original Guarantors and any other Person, in form and content satisfactory to Lender;

(c) The Lender shall have received payment of any fees and expenses required to be paid on or before the date of this Modification, including a $5,000.00 modification fee and a $3,000.00 line renewal fee; and

(d) Receipt by Williams Mullen, counsel to the Lender, of its fees and expenses incurred in connection with this Modification.

6. Release of Interwest and QX. Subject to the prior satisfaction of the conditions set forth in Section 5 hereof and in reliance on the representations and warranties set forth in Section 3 hereof, effective as of the date of this Modification, Lender agrees as follows:

(a) Without recourse and without any representation or warranty of any kind, subject to the prior dissolution of Interwest, (i) Lender hereby irrevocably terminates and releases any and all Liens, security interests or other charges or encumbrances in favor of the Lender in the assets and property Interwest; (ii) Lender agrees to file a UCC-3 termination relating to the UCC-1 financing statement filed with the Utah Division of Corporations and Commercial Code, bearing initial filing number 230321948022-8; and (iii) each Loan Party hereby releases Lender from any duty, liability or obligation (if any) under the Credit Agreement and any other Loan Document with respect to such assets and property of Interwest.

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(b) Without recourse and without any representation or warranty of any kind, subject to the prior dissolution of Interwest, Lender hereby irrevocably releases and discharges Interwest from any and all Obligations under or pursuant to the Credit Agreement and the other Loan Documents, including the Guaranty Agreement made by Interwest pursuant to the Credit Agreement, other than any Obligations that survive the termination of the Loan Documents by express provisions thereof.

(c) Without recourse and without any representation or warranty of any kind, subject to the consummation of the Asset Sale, (i) Lender hereby irrevocably terminates and releases any and all Liens, security interests or other charges or encumbrances in favor of the Lender in the assets and property QX; (ii) Lender agrees to file a UCC-3 termination relating to the UCC-1 financing statement filed with the North Carolina Secretary of State, bearing initial file number 20230036221B; and (iii) each Loan Party hereby releases Lender from any duty, liability or obligation (if any) under the Credit Agreement and any other Loan Document with respect to such assets and property of QX.

(d) Without recourse and without any representation or warranty of any kind, subject to the consummation of the Asset Sale, Lender hereby irrevocably releases and discharges QX from any and all Obligations under or pursuant to the Credit Agreement and the other Loan Documents, including the Guaranty Agreement made by QX pursuant to the Credit Agreement, other than any Obligations that survive the termination of the Loan Documents by express provisions thereof.

7. Release of Certain Liens related to the Asset Sale. Subject to the prior satisfaction of the conditions set forth in Section 5 hereof and in reliance on the representations and warranties set forth in Section 3 hereof, effective as of the date of this Modification, Lender agrees as follows:

(a) Without recourse and without any representation or warranty of any kind, subject to Lender’s receipt of the payment required by Section 2.5(d) of the Credit Agreement, (i) Lender hereby irrevocably terminates and releases any and all Liens, security interests or other charges or encumbrances in favor of the Lender in the Acquired Assets (as defined in the Purchase Agreement); (ii) Lender agrees to file (A) a UCC-3 amendment relating to the UCC-1 financing statement filed with the Delaware Secretary of State, bearing initial filing number 20232108768 deleting the DT Assets (as defined in the Purchase Agreement) from the Liens created thereby, and (B) a UCC-3 amendment relating to the UCC-1 financing statement filed with the Delaware Secretary of State, bearing initial filing number 20232108743, deleting the Access Assets (as defined in the Purchase Agreement) from the Liens created thereby; (iii) Lender agrees to file a partial release of security interests in trademarks in the form of Exhibit A attached hereto, and (iv) each Loan Party hereby releases Lender from any duty, liability or obligation (if any) under the Credit Agreement and any other Loan Document with respect to such Acquired Assets (as defined in the Purchase Agreement).

8. No Impairment. This Modification shall become a part of the Credit Agreement by reference and except as explicitly released pursuant to Sections 6 and 7 hereof, nothing herein contained shall impair the security now held for the Obligations, nor waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement except as herein amended, nor affect or impair any rights, powers or remedies under the Credit Agreement as hereby amended. Furthermore, the Lender does hereby reserve all rights and remedies it may have as against all parties who may be or may hereafter become primarily or secondarily liable for the repayment of the Obligations.

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9. Ratification; No Novation; Reaffirmation of Grant of Security Interest. The Borrower promises and agrees to pay and perform the Obligations in accordance with the terms of the Notes, the Credit Agreement and the other Loan Documents, in each case as hereby modified and amended, and further agrees to perform all of its requirements, conditions and obligations under the terms of the Notes, the Credit Agreement and other Loan Documents as hereby modified and amended, all such documents being hereby ratified and affirmed. The execution and delivery of this Modification shall not constitute a novation or accord and satisfaction, or except as explicitly released pursuant to Sections 6 and 7 hereof, a modification of the lien, encumbrance or security title of the Credit Agreement or other Loan Documents. Without limiting the generality of the foregoing, all collateral given by the Borrower prior to the date hereof to secure the Obligations does and shall continue to secure all Obligations under the Notes, the Credit Agreement and under the Loan Documents, in each case as hereby modified and amended and, except as provided in the Credit Agreement and the Loan Documents, no such collateral shall be released until all Obligations are satisfied and completely discharged. The Borrower expressly reaffirms, ratifies, confirms and approves all of the security interests, liens, pledges and mortgages made by it in favor of the Lender prior to the date hereof, all of which shall be security for the prompt payment in full when due and the performance of the Obligations. All references in the Loan Documents to the Credit Agreement shall hereinafter be deemed to be a reference to such document as amended by this Modification.

10. Consent by the Remaining Guarantors. Each Remaining Guarantor (i) acknowledges and consents to all of the terms and conditions of this Modification, (ii) affirms all of its obligations under its Guaranty Agreement and any other Loan Document to which it is a party, and (iii) agrees that this Modification and all documents executed in connection herewith do not operate to reduce or discharge its obligations under its Guaranty Agreement and any other Loan Document to which it is a party.

11. Expenses. This Modification shall be closed without cost to the Lender and all expenses incurred in connection with this closing, including, without limitation, all reasonable and documented attorneys’ fees, recording and filing costs and appraisal fees are to be paid by the Borrower. The Lender is not providing legal advice or services to the Borrower.

12. Applicable Law. This Modification shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflict of laws.

13. Binding Effect. This Modification shall be binding on and inure to the benefit of any assignee or the respective successors and assigns of the parties hereto.

14. Counterparts; Electronic Execution. This Modification may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Modification by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Modification.

[SIGNATURE PAGES FOLLOW]

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THIRD MODIFICATION TO CREDIT AGREEMENT AND PARTIAL RELEASE

[Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed, under seal in the case of the Loan Parties, by their respective authorized officers as of the day and year first above written.

BORROWER:

ACCESS NEWSWIRE INC.

a Delaware corporation

By:	/s/ Brian R. Balbirnie	[SEAL]
Name:	Brian R. Balbirnie
Title:	Chief Executive Officer

ORIGINAL GUARANTORS:

DIRECT TRANSFER LLC a Delaware limited liability company By: /s/ Brian R. Balbirnie [SEAL] Name: Brian R. Balbirnie Title: Manager	PRECISIONIR INC. a North Carolina corporation By: /s/ Brian R. Balbirnie [SEAL] Name: Brian R. Balbirnie Title: Chief Executive Officer
QX INTERACTIVE, LLC a North Carolina limited liability company By: /s/ Brian R. Balbirnie [SEAL] Name: Brian R. Balbirnie Title: Manager	PRECISIONIR GROUP INC. a Delaware corporation By: /s/ Brian R. Balbirnie [SEAL] Name: Brian R. Balbirnie Title: Chief Executive Officer
INTERWEST TRANSFER COMPANY, INC. a Utah corporation By: /s/ Brian R. Balbirnie [SEAL] Name: Brian R. Balbirnie Title: President	INEWSWIRE.COM LLC a Delaware limited liability company By: /s/ Brian R. Balbirnie [SEAL] Name: Brian R. Balbirnie Title: Manager
ACCESSWIRE CANADA LTD. an Alberta business corporation By: /s/ Brian R. Balbirnie [SEAL] Name: Brian R. Balbirnie Title: President & Chief Executive Officer

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THIRD MODIFICATION TO CREDIT AGREEMENT AND PARTIAL RELEASE

[Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed, under seal in the case of the Loan Parties, by their respective authorized officers as of the day and year first above written.

LENDER:

PINNACLE BANK

By:	/s/ Michael P. Debender
Name:	Michael P. DeBender
Title:	Senior Vice President

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EXHIBIT A

Form of Partial Release of Security Interests in Trademarks

[Attached hereto]

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